UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2011

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On January 25, 2011, Excel Trust, Inc., a Maryland corporation (the “Company”), and Excel Trust, L.P., a Delaware limited partnership, entered into a purchase agreement (the “Purchase Agreement”) with Stifel, Nicolaus & Company, Incorporated and Raymond James & Associates, Inc., as initial purchasers (the “Initial Purchasers”), in connection with the offer and sale by the Company of 2,000,000 shares of the Company’s 7.00% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25.00 per share (the “Series A Preferred Stock”) for an aggregate purchase price of $50.0 million. The Initial Purchasers will receive $1.575 million in aggregate discounts and commissions. Pursuant to the Purchase Agreement, the Initial Purchasers have been granted a 30-day option to purchase an additional 300,000 shares of the Series A Preferred Stock, solely to cover over-allotments, if any. The shares of Series A Preferred Stock are being offered and sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering is scheduled to close on January 28, 2011, subject to specified closing conditions.

The Company will pay cumulative dividends on the Series A Preferred Stock from the date of original issue at a rate of 7.00% per annum, subject to adjustment in certain circumstances. The annual dividend on each share of Series A Preferred Stock is $1.75, payable quarterly in arrears on the 15th calendar day of each January, April, July and October of each year, commencing on April 15, 2011, as and if declared by the Company’s board of directors.

Each share of Series A Preferred Stock will be convertible, at the holder’s option, at any time and from time to time, into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at an initial conversion rate of 1.6667 shares of Common Stock per share of Series A Preferred Stock, which is equivalent to an initial conversion price of approximately $15.00 per share. The conversion price will be subject to customary adjustment in certain circumstances.

On or after April 1, 2014, the Company may, at its option, convert some or all of the outstanding shares of Series A Preferred Stock if the closing sale price of the Common Stock equals or exceeds 140% of the conversion price for at least 20 of the 30 consecutive trading days ending the day before the notice of exercise of conversion is sent and the Company has either declared and paid, or declared and set apart for payment, any unpaid dividends that are in arrears on the Series A Preferred Stock.

If a holder of the Series A Preferred Stock elects to convert its shares of Series A Preferred Stock upon the occurrence of certain specified fundamental changes, the Company may be obligated to deliver an additional number of shares of Common Stock above the applicable conversion rate to compensate the holder for lost option value.

Item 7.01	Regulation FD Disclosure.

The following information, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

In connection with the private offering of the Series A Preferred Stock discussed in Item 3.02 above, the Company delivered a slide presentation to prospective investors. Excerpts from the investor slide presentation are attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 8.01	Other Events.

On January 25, 2011, the Company issued a press release announcing that it had priced the offer and sale of the Series A Preferred Stock discussed in Item 3.02 above, a copy of which is attached as Exhibit 99.2 hereto and incorporated herein by reference.

Neither this Current Report nor the information contained in this Current Report shall constitute an offer to sell or a solicitation of an offer to buy any securities.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description of Exhibit

99.1	Excerpts from Investor Slide Presentation.

99.2	Press Release issued by Excel Trust, Inc. on January 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2011	Excel Trust, Inc.

	By:	/s/ S. ERIC OTTESEN
S. Eric Ottesen
Senior Vice President, General Counsel and Secretary

EXHIBITS

Exhibit	Description of Exhibit

99.1	Excerpts from Investor Slide Presentation.

99.2	Press Release issued by Excel Trust, Inc. on January 25, 2011.